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               U.S. Securities and Exchange Commission
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               U.S. Securities and Exchange Commission
                  EDGAR Electronic Filing System

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                  EDGAR Electronic Filing System

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ENTER YOUR SELECTION (K/X/R) => XX
XMODEM READY TO RECEIVE...START SENDING...
----begin-X-Modem-CRC-file-transmission----

C
----block-1-header----
<0x01><0x01><0xFE>
----block-1-data----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001056589
<CCC>rw6*eptk
<RELATIONSHIP>Officer
</REPO
----block-1-CRC----
<0xC2><0x09>
----block-1-response----
<0x06>
----block-2-header----
<0x01><0x02><0xFD>
----block-2-data----
RTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PER
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-M
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<0x06>
----block-3-header----
<0x01><0x03><0xFC>
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IOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL S
----block-3-CRC----
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TATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported
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<0xE0><0x8A>
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<0x06>
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----block-5-data----
.
( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Bolger, Thomas M.
   770 North Water Street
   M
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<0xB4>1
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<0x06>
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<0x01><0x06><0xF9>
----block-6-data----
ilwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Sec
----block-6-CRC----
<0xFB>b
----block-6-response----
<0x06>
----block-7-header----
<0x01><0x07><0xF8>
----block-7-data----
urity Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999
5. If Amendment, Date of Orig
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}v
----block-7-response----
<0x06>
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<0x01><0x08><0xF7>
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inal (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director
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<0x06>
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----block-9-data----
              ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Che
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<0x06>
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<0x01>
<0xF5>
----block-10-data----
ck Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE
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RK
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<0x06>
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----block-11-data----
I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+-------
----block-11-CRC----
<0x90>u
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<0x06>
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---+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2.
----block-12-CRC----
<0x04><0x99>
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 Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|
----block-13-CRC----
71
----block-13-response----
<0x06>
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<0x01><0x0E><0xF1>
----block-14-data----
  |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|
----block-14-CRC----
f<0x97>
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----block-15-data----
       |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|
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j<0x7F>
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<0x06>
----block-16-header----
<0x01><0x10><0xEF>
----block-16-data----
            |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|
----block-16-CRC----
<0x98><0x19>
----block-16-response----
<0x06>
----block-17-header----
<0x01><0x11><0xEE>
----block-17-data----
                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|
----block-17-CRC----
<0xDA><0x19>
----block-17-response----
<0x06>
----block-18-header----
<0x01><0x12><0xED>
----block-18-data----
                      |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|
----block-18-CRC----
<0xFD>`
----block-18-response----
<0x06>
----block-19-header----
<0x01><0x13><0xEC>
----block-19-data----
                           |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+-
----block-19-CRC----
<0xCD><0xD6>
----block-19-response----
<0x06>
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<0x01><0x14><0xEB>
----block-20-data----
--------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+-----------
----block-20-CRC----
<0x15><0xCB>
----block-20-response----
<0x06>
----block-21-header----
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----block-21-data----
-+
----block-21-CRC----
5m
----block-21-response----
<0x06>
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<0x01><0x16><0xE9>
----block-22-data----

Common Stock                       03/17/1999 R             0.6841      A      $58.250000                  D

----block-22-CRC----
<0x0C><0xE7>
----block-22-response----
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<0x01><0x17><0xE8>
----block-23-data----
Common Stock                       06/18/1999 R             0.6432      A      $67.830000                  D
Common S
----block-23-CRC----
|(
----block-23-response----
<0x06>
----block-24-header----
<0x01><0x18><0xE7>
----block-24-data----
tock                       09/17/1999 R             0.7456      A      $58.740000                  D
Common Stock
----block-24-CRC----
O<0x83>
----block-24-response----
<0x06>
----block-25-header----
<0x01><0x19><0xE6>
----block-25-data----
                   12/17/1999 R             0.7063      A      $62.250000                  D
Common Stock
----block-25-CRC----
<0xD2><0x7F>
----block-25-response----
<0x06>
----block-26-header----
<0x01><0x1A><0xE5>
----block-26-data----
           12/21/1999 G             -100        D      $0.000000  32912.8989       D
Common Stock
----block-26-CRC----
<0xF4>R
----block-26-response----
<0x06>
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<0x01><0x1B><0xE4>
----block-27-data----
   12/21/1999 G             80          A      $0.000000  120              I           By Children




TAB
----block-27-CRC----
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<0x06>
----block-28-header----
<0x01><0x1C><0xE3>
----block-28-data----
LE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+-------
----block-28-CRC----
<0x92><0xC1>
----block-28-response----
<0x06>
----block-29-header----
<0x01><0x1D><0xE2>
----block-29-data----
--+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.
----block-29-CRC----
 <0xD6>
----block-29-response----
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----block-30-header----
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       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |
----block-30-CRC----
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  |         |           |                     |                |          |Number  |Owner- |       |
|             |        |
----block-31-CRC----
P<0xF6>
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----block-32-header----
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----block-32-data----
       |         |           |                     |                |          |of      |ship   |       |
|             |
----block-32-CRC----
<0xC2><0xE5>
----block-32-response----
<0x06>
----block-33-header----
<0x01>!<0xDE>
----block-33-data----
 |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |
----block-33-CRC----
W<0x83>
----block-33-response----
<0x06>
----block-34-header----
<0x01>"<0xDD>
----block-34-data----
      |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|
----block-34-CRC----
<0xDE>D
----block-34-response----
<0x06>
----block-35-header----
<0x01>#<0xDC>
----block-35-data----
  |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|
----block-35-CRC----
K<0xC9>
----block-35-response----
<0x06>
----block-36-header----
<0x01>$<0xDB>
----block-36-data----
       |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|
----block-36-CRC----
<0x85><0xC5>
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<0x06>
----block-37-header----
<0x01>%<0xDA>
----block-37-data----
            |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-
----block-37-CRC----
X<0xA9>
----block-37-response----
<0x06>
----block-38-header----
<0x01>&<0xD9>
----block-38-data----
 |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |d
----block-38-CRC----
<0xB3><0xA3>
----block-38-response----
<0x06>
----block-39-header----
<0x01>'<0xD8>
----block-39-data----
irect |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D)
----block-39-CRC----
(<0xC2>
----block-39-response----
<0x06>
----block-40-header----
<0x01>(<0xD7>
----block-40-data----
or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End
----block-40-CRC----
[<0xAF>
----block-40-response----
<0x06>
----block-41-header----
<0x01>)<0xD6>
----block-41-data----
|In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of
----block-41-CRC----
<0xE5><0x91>
----block-41-response----
<0x06>
----block-42-header----
<0x01>*<0xD5>
----block-42-data----
     |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security
----block-42-CRC----
3<0x10>
----block-42-response----
<0x06>
----block-43-header----
<0x01>+<0xD4>
----block-43-data----
 |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----
----block-43-CRC----
r'
----block-43-response----
<0x06>
----block-44-header----
<0x01>,<0xD3>
----block-44-data----
------+--------+-------+-------+
----block-44-CRC----
<0x97><0xE9>
----block-44-response----
<0x06>
----block-45-header----
<0x01>-<0xD2>
----block-45-data----
Stock Options  $61.5    12/16/1999 A         29000       12/16/2000 12/16/2009 Common  290
----block-45-CRC----
%<0xEB>
----block-45-response----
<0x06>
----block-46-header----
<0x01>.<0xD1>
----block-46-data----
00    $0.000000  29000    D
(Right to buy)                                                                 Stock
Perf. Sh
----block-46-CRC----
o<0x10>
----block-46-response----
<0x06>
----block-47-header----
<0x01>/<0xD0>
----block-47-data----
ares   $0       12/16/1999 A         3000         (1)       12/16/2002 Common  3000     $0.000000  3000     D

----block-47-CRC----
<0x85>Q
----block-47-response----
<0x06>
----block-48-header----
<0x01>0<0xCF>
----block-48-data----
                                                                    Stock            (1)


Explanation of Responses:
(1)
----block-48-CRC----
<0x8B><0xBD>
----block-48-response----
<0x06>
----block-49-header----
<0x01>1<0xCE>
----block-49-data----
 Award of performance shares under 1994 Long-Term Incentive Plan for
Executives.   Performance shares may be paid following expi
----block-49-CRC----

<0x12>
----block-49-response----
<0x06>
----block-50-header----
<0x01>2<0xCD>
----block-50-data----
ration of the
performance period at the company's discretion in cash or in stock in an amount ranging from zero to 275 percent o
----block-50-CRC----
<0x84>w
----block-50-response----
<0x06>
----block-51-header----
<0x01>3<0xCC>
----block-51-data----
f the performance shares awarded.

SIGNATURE OF REPORTING PERSON
/s/ Thomas M. Bolger

DATE
02/11/2000
</TEXT>
</DOCUMENT>
</SUB
----block-51-CRC----
<0xB6><0xF1>
----block-51-response----
<0x06>
----block-52-header----
<0x01>4<0xCB>
----block-52-data----
MISSION>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00>
----block-52-CRC----
uy
----block-52-response----
<0x06>
----end-of-transmission----
<0x04>
----response----
<0x15>
----end-of-transmission----
<0x04>
----response----
<0x06>
----end-X-Modem-CRC-file-transmission----
----begin-dump-of-file-sent----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>00010565
<CCC>rw6*eptk
<RELATIONSHIP>Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PERIOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported.
( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Bolger, Thomas M.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999 R1
5. If Amendment, Date of Original (Month/Day/Year)
   02/10/2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       03/17/1999 R             0.6841      A      $58.250000                  D
Common Stock                       06/18/1999 R             0.6432      A      $67.830000                  D
Common Stock                       09/17/1999 R             0.7456      A      $58.740000                  D
Common Stock                       12/17/1999 R             0.7063      A      $62.250000                  D
Common Stock                       12/21/1999 G             -100        D      $0.000000  32912.8989       D
Common Stock                       12/21/1999 G             80          A      $0.000000  120              I           By Children




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $61.5    12/16/1999 A         29000       12/16/2000 12/16/2009 Common  29000    $0.000000  29000    D
(Right to buy)                                                                 Stock
Perf. Shares   $0       12/16/1999 A         3000         (1)       12/16/2002 Common  3000     $0.000000  3000     D
                                                                               Stock            (1)


Explanation of Responses:
(1) Award of performance shares under 1994 Long-Term Incentive Plan for
Executives.   Performance shares may be paid following expiration of the performance period at the company's discretion in cash or in stock in an amount ranging from zero to 275 percent of the performance shares awarded.

SIGNATURE OF REPORTING PERSON
/s/ Thomas M. Bolger

DATE
02/11/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
----end-dump-of-file-sent----
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